Exhibit 5.1

Sharon D. Mitchell, Esq.

1357 N Bywood   Clawson, Michigan 48017                                (248) 515-6035                                                           sharondmac@att.net

1 September 2007

Mr. John McDermit, President
Nova Technologies USA, Inc.
4421 Commons Drive, Suite 182
Destin, Florida 32541

Re: Form SB-2 Registration Statement

Dear Mr. McDermit:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Nova Technologies USA, Inc. (“Nova”) covered by a Form SB-2 Registration Statement (“Registration Statement”), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1.	2,000,000 shares of common stock, $0.50 par value (the “Shares”).

In connection with this opinion, we have examined the corporate records of Nova, including Nova’s Certificate of Incorporation, Bylaws and the Minutes of its Board of Directors, the Registration Statement, and such other documents and records, as we deemed relevant in order to render this opinion.

Based on the foregoing, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding the use of our name under the heading “Legal Matters” in the prospectus constituting a part of such Registration Statement.

Sincerely,

/s/ Sharon D. Mitchell
Sharon D. Mitchell
Attorney at Law